Exhibit 99.1

FOR IMMEDIATE RELEASE                     For more information contact:
                                          David Brunton, Chief Financial Officer
                                          SBE, Inc.
                                          (925) 355-7700
                                          davidb@sbei.com


                  SBE, Inc. Announces Profitable First Quarter

SAN RAMON, CA, February 23, 2005 - SBE, Inc. (NASDAQ: SBEI), a leading provider of high performance OEM network connectivity solutions, today announced financial results for the first quarter ended January 31, 2005.

Net sales for the first quarter of fiscal 2005 were $2.8 million, compared with $3.0 million for the first quarter of fiscal 2004. SBE's gross profit margin for the first quarter of fiscal 2005 was 56%, compared with 55% for the same quarter of fiscal 2004. The increase in gross profit margin in fiscal 2005 compared to fiscal 2004 is partially due to the inclusion of $100,000 of non-cash intellectual property amortization expense in cost of goods sold in the first quarter of fiscal 2004. The company's total operating expenses in the first quarter of fiscal 2005 were $1.4 million compared to operating expenses in the same quarter of fiscal 2004 of $1.1 million. Net income for the first quarter of fiscal 2005 was $177,000, or $0.03 per share, basic and diluted, compared to net income of $527,000, or $0.11 basic and $0.09 per share and diluted, for the same period last year. The company's results for the first quarter of fiscal 2004 reflect a benefit of $239,000 related to the reversal of the loan reserve on the note from the former president and CEO taken in fiscal 2002. This benefit is included as an offset to total operating expense for the first quarter of fiscal 2004.

The company ended the quarter with working capital (current assets less current liabilities) of $4.3 million, compared to $3.9 million at the end of fiscal 2004. No debt existed at either date.

Of the company's revenues in the first quarter, $1M, or approximately 36%, was attributable to a final Hewlett-Packard shipment of legacy WAN products. SBE's core product lines of HighWire intelligent communications products and WAN adapters accounted for 23% and 20% of quarterly revenues, respectively. In the


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first quarter, the company's new TCP/IP Offload Engine (TOE) product also began shipping to customers who seek to improve network connectivity and performance. "We look forward to seeing a ramp up in customer activity as we continue to gain traction in the offload marketplace. Based on positive demand and sales lead activity for iSCSI and TOE, we are confident that our investments in these and other `impact' technologies will play a major role in SBE's long-term growth," said Dan Grey, president and CEO of SBE.

Outlook and Financial Guidance Information

"Our strategy for growth is two-fold. In the near-term, we are working to maximize our customer satisfaction and `going the extra mile' to satisfy both standard and custom product business opportunities. Over the long-term, we will be investing in product innovation to leapfrog the competition and achieve new design wins in several markets, including Storage and Voice over IP," commented Grey. "As of January 31, 2005, management determined that it would no longer provide revenue or EPS guidance. We believe that it is in the best interests of shareholders to avoid engaging in predictions of short-term financial performance, which are inherently uncertain. We believe that this will allow the management team to more effectively run operations and build long-term shareholder value," concluded Grey.

Conference Call Information

SBE's first quarter conference call will be held on Thursday, February 24, 2005 at 11:00 am Eastern Time / 8:00 am Pacific Time. To access the call, please dial
(800) 875-9124 and enter code number 4027447 or visit www.sbei.com approximately 10 minutes prior to the start of the call.

A replay of SBE's quarterly conference call will be available for 90 days. To access the replay, please dial (800) 642-1687 and enter code number 4027447. The replay can also be accessed via the company web site at www.sbei.com.

About SBE

SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based wide area network (WAN), local area network (LAN) and storage network interface cards (NICs), as well as communications controllers, designed to enable optimal performance and rapid deployment across a wide range of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.

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This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about management's current estimates regarding net sales, gross margins and operating costs for the remainder of fiscal 2005, as well as statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

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SBE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS for the three months ended January 31, 2005 and 2004
(In thousands, except per share amounts)
(Unaudited)

                                                          Three months ended
                                                               January 31,
                                                         2005             2004
                                                       -------          -------

Net sales                                              $ 2,815          $ 2,970
Cost of sales                                            1,230            1,325
                                                       -------          -------

       Gross profit                                      1,585            1,645

Product research and development                           473              505
Sales and marketing                                        559              489
General and administrative                                 369              364
Loan (benefit)                                              --             (239)
                                                       -------          -------

       Total operating expenses                          1,401            1,119
                                                       -------          -------

       Operating income                                    184              526

Interest and other income                                   (2)               1
                                                       -------          -------
       Income before income taxes                          182              527

Provision for income taxes                                   5               --
                                                       -------          -------

       Net income                                      $   177          $   527
                                                       =======          =======

Basic earnings per share                               $  0.03          $  0.11
                                                       =======          =======
Diluted earnings per share                             $  0.03          $  0.09
                                                       =======          =======

Basic - shares used
  in per share computations                              5,136            4,888
                                                       =======          =======
Diluted - shares used
  in per share computations                              5,869            6,120
                                                       =======          =======

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SBE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

                                                     January 31,     October 31,
                                                        2005            2004
                                                      ---------      ---------
Current assets:
    Cash and cash equivalents                         $   1,564      $   1,849
    Trade accounts receivable, net                        2,048          1,668
    Inventories                                           1,638          1,926
    Other                                                   276            227
                                                      ---------      ---------
       Total current assets                               5,526          5,670

Property, plant and equipment, net                          408            427
Capitalized software costs, net                              41             48
Other                                                        33             28
                                                      ---------      ---------
       Total assets                                   $   6,008      $   6,173
                                                      =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                            $     526      $     856
    Other accrued expenses                                  663            875
                                                      ---------      ---------
       Total current liabilities                          1,189          1,731

Other long-term liabilities                                 146            139
                                                      ---------      ---------
       Total liabilities                                  1,335          1,870
                                                      ---------      ---------

Stockholders' equity:
    Common stock                                         16,068         15,755
     Deferred compensation                                 (120)            --
    Accumulated deficit                                 (11,275)       (11,452)
                                                      ---------      ---------
       Total stockholders' equity                         4,673          4,303
                                                      ---------      ---------
       Total liabilities and stockholders' equity     $   6,008      $   6,173
                                                      =========      =========